EXHIBIT 5.7

CONSENT OF EXPERT

June 16, 2025

Eldorado Gold Corporation

United States Securities and Exchange Commission

Ladies and Gentlemen:

Re: Eldorado Gold Corporation

I, Simon Hille, FAusIMM, do hereby consent to the use of my name (a) in connection with scientific and technical information disclosed regarding the Skouries Project since the effective date of the Technical Report, Skouries Project, Greece effective January 22, 2022 (b) in connection with the preparation and review of the scientific or technical information contained in or incorporated by reference into the short form base shelf prospectus and (c) under the caption “Interest of Experts” in the short form base shelf prospectus, in each case, included in or incorporated by reference in this Registration Statement on Form F-10 being filed by Eldorado Gold Corporation with the United States Securities and Exchange Commission, and any amendments thereto.

By:	/s/ Simon Hille
Simon Hille, FAusIMM